Exhibit 3.1

SUMMIT HOTEL PROPERTIES, INC.

ARTICLES OF AMENDMENT

SUMMIT HOTEL PROPERTIES, INC., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  Section 5.1 of Article V of the Articles of Amendment and Restatement of the Corporation filed on February 4, 2011 (the “Charter”) is hereby amended by deleting the last paragraph of such Section 5.1 in its entirety.

SECOND:  The amendment to the Charter as set forth above has been duly approved and advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation in the manner and by the vote required by law.

THIRD:  The undersigned President and Chief Executive Officer of the Corporation acknowledges these Articles of Amendment to be the act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President and Chief Executive Officer of the Corporation acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment  to be signed in its name and on its behalf by its President and Chief Executive Officer and witnessed by its Executive Vice President, General Counsel, Chief Risk Officer and Secretary on May 18, 2017.

WITNESS:		SUMMIT HOTEL PROPERTIES, INC.

By:	/s/ Christopher Eng	By:	/s/ Daniel P. Hansen
	Christopher Eng		Daniel P. Hansen
	Executive Vice President, General Counsel,		President and Chief Executive Officer
Chief Risk Officer and Secretary